Exhibit (a)(1)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Wegener Corporation

at

$1.55 Net Per Share

by

WC Acquisition Corp.,

a wholly owned subsidiary of

Radyne ComStream Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,

EASTERN STANDARD TIME, ON WEDNESDAY, MAY 21, 2003,
UNLESS THE OFFER IS EXTENDED.

      THE OFFER IS CONDITIONED ON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE (THE “SHARES”), OF WEGENER CORPORATION THAT REPRESENT AT LEAST A MAJORITY OF ALL OUTSTANDING SHARES ON THE DATE OF PURCHASE. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS, ALL OF WHICH ARE DESCRIBED IN SECTION 14 — “CONDITIONS TO THE OFFER.”

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE MERITS OR FAIRNESS OF SUCH TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Information Agent for the Offer is:

Georgeson Shareholder Communications, Inc.

April 23, 2003

IMPORTANT

      If you wish to tender all or any portion of your Shares, you must take the steps set forth in either (1) or (2) below prior to the expiration of the Offer:

(1) (a) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have your signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile), or, in the case of a book-entry transfer effected pursuant to the procedure set forth in Section 2 — “Procedure for Tendering Shares,” an Agent’s Message, and any other required documents to Continental Stock Transfer & Trust Company, which is acting as the depositary (the “Depositary”); and

(b) deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal (or such facsimile) or deliver such Shares pursuant to the procedures for book-entry transfer set forth in Section 2 — “Procedure for Tendering Shares;” or

(2) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you.

      If you have Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such broker, dealer, commercial bank, trust company or other nominee if you desire to tender your Shares.

      If you wish to tender Shares and your certificates for Shares are not immediately available, the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the expiration of the Offer, your tender may be effected by following the procedures for guaranteed delivery set forth in Section 2 — “Procedure for Tendering Shares.”

      Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to Georgeson Shareholder Communications, Inc. at its address and telephone number set forth on the back cover of this Offer to Purchase.

SUMMARY TERM SHEET

      WC Acquisition Corp. (“Purchaser,” “us,” or “we”), a wholly owned subsidiary of Radyne ComStream Inc. (“Radyne ComStream”), is offering to purchase all of the outstanding shares of common stock (the “Shares”) of Wegener Corporation (“Wegener”) for $1.55 per share in cash. The following are some of the questions you, as a stockholder of Wegener, may have, as well as answers to those questions. We urge you to read the remainder of this Offer to Purchase and the Letter of Transmittal (together, the “Offer”) carefully because the information in this summary is not complete and additional important information is contained in the remainder of this Offer.

Who is offering to buy my securities?

      WC Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Radyne ComStream, was formed for the purpose of making this tender offer. Radyne ComStream designs, manufactures, installs and sells equipment used in the ground-based portion of satellite communication systems to receive, and transmit data, video, audio and Internet over satellite communications links. Radyne ComStream also designs, manufactures, and sells equipment used in cable television systems. Its products are used in applications for telephone, data, video and audio broadcast communications, private and corporate data networks, Internet applications, and digital television for cable and network broadcast. It serves customers in over 80 countries, including customers in the television broadcast industry, international telecommunications companies, Internet service providers, private communications networks, network and cable television and the United States government. With headquarters in Phoenix, Arizona, and offices throughout the world, Radyne ComStream is publicly traded on NASDAQ under the symbol “RADN.” Please see Section 9 — “Certain Information Concerning Radyne ComStream and Purchaser.”

What class and amount of securities is being sought in the Offer?

      We are seeking to purchase all of the outstanding shares of common stock of Wegener. Please see “Introduction” and Section 1 — “Terms of the Offer.”

How much are you Offering to pay, what is the form of payment and will I have to pay any fees or commissions?

      We are offering to pay $1.55 per share to you in cash. If you are the record owner of your Shares and you tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker or other nominee, and your broker tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. Please see “Introduction” and Section 1 — “Terms of the Offer.”

Why are you making this Offer?

      We are making this Offer because we want to acquire control of, and ultimately all the common stock of, Wegener. Our desire to acquire Wegener is prompted by our belief that the industry in which both Radyne ComStream and Wegener compete needs to consolidate. In this regard, given the prolonged downturn in the world economy, we believe that, in the short term at least, companies in this industry will be able to grow more readily by acquisition than organically. By way of example, Wegener’s revenues for the six months ended February 28, 2003 were down by 23% compared to the same period of 2002, despite the introduction of several new products. We also believe that consolidation of small public companies like Wegener, and to some extent Radyne ComStream, is essentially being mandated by increased regulatory, auditing and legal costs. All of this has led Radyne ComStream to the conclusion that it must grow through acquisition, as well as organically to create substantial shareholder value, and to support our infrastructure costs, including the costs of being public.

How will the Offer affect my Shares if I decide not to tender?

      If you do not tender your Shares, the Offer might not be consummated because we may not be able to satisfy our minimum tender condition of at least a majority of the Wegener stock outstanding. If the minimum tender condition is not satisfied, we will not acquire any Shares through this Offer. If the Offer is not consummated, you will remain a stockholder of Wegener.

      If the Offer is successful, and a subsequent merger takes place, stockholders who do not tender in the Offer will have the right to receive in a merger the same amount of cash per share which they would have received had they tendered their Shares in the Offer, subject to their right to pursue appraisal rights under Delaware law. Therefore, if a merger takes place and you do not exercise your appraisal rights, the only difference to you between tendering your Shares and not tendering your Shares is that you will be paid earlier if you tender your Shares.

What happens to my Shares if I decide not to tender and no merger occurs?

      We cannot guarantee that Radyne ComStream will be successful in completing any merger subsequent to the Offer. Even if Radyne ComStream does eventually effect a merger, it may be significantly delayed. As described immediately below and in Section 15 — “Certain Legal Matters,” there may be barriers to completing a subsequent merger under certain provisions of both Wegener’s Certificate of Incorporation and bylaws and the Delaware General Corporation Law. If a merger does not take place or is delayed for any reason, the number of stockholders of Wegener and the number of Shares of Wegener which are still in the hands of the public may be so small that there will no longer be an active public trading market (or, possibly, any public trading market) for the Shares. Also, the Shares may no longer be eligible to be traded on The NASDAQ SmallCap Market or any other securities exchange, and Wegener may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the its rules relating to publicly held companies. Please see Section 7 — “Effect of the Offer on the Market for the Shares; NASDAQ Listing; and Exchange Act Registration” and Section 12 — “Purpose and Reasons for the Offer; Merger; Appraisal Rights; and Plans for Wegener.”

Can I be assured that a merger will occur following a successful Offer?

      If we purchase a majority of the outstanding Shares in the Offer, Radyne ComStream will then attempt to consummate a merger with Wegener. However, there are barriers to completing a subsequent merger under Wegener’s Certificate of Incorporation and the Delaware General Corporation Law.

      Wegener’s Certificate of Incorporation contains a supermajority provision, which requires that a merger or other specified transaction with an owner of 5% or more of its stock must be approved by the vote of 80% or more of the outstanding voting shares unless certain requirements are met.

      Moreover, Wegener is subject to Section 203 of the Delaware General Corporation Law. Generally speaking, Section 203 prohibits Wegener from entering into a merger with a stockholder that owns 15% or more of Wegener’s stock for a period of three years following the date that such stockholder acquires that level of ownership. If we consummate the Offer, Radyne ComStream may avoid the application of this three-year limitation only if it:

•	obtains approval of Wegener’s board prior to acquiring a 15% interest,

•	acquires at least 85% of the voting stock of Wegener in the tender offer (excluding shares owned by directors, officers, and employee stock plans), or

•	the subsequent merger is approved by the Wegener board and authorized at a meeting by at least 2/3 of the Wegener stock that is not owned by Radyne ComStream or its affiliates.

      If Radyne ComStream is successful in completing a merger, it will own all of the Shares of Wegener and all other stockholders of Wegener will have the right to receive the same price paid in the Offer — that is, $1.55 per share to you in cash (or any other higher price per share which is paid in the Offer). Please see

“Introduction” and Section 12 — “Purpose and Reasons for the Offer; Merger; Appraisal Rights; and Plans for Wegener.”

      If Radyne ComStream is not successful in completing a merger or if a merger does not occur for any reason, there may be significant effects upon any Shares that you do not tender in the Offer. If we purchase a significant number of Shares, there may be so few remaining stockholders and publicly held Shares that there may be no active market for the Shares, the Shares may no longer be eligible to be traded through The NASDAQ SmallCap Market or any other securities market, and Wegener may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with its rules relating to publicly held companies. Please see Section 7 — “Effect of the Offer on the Market for the Shares; NASDAQ Listing; and Exchange Act Registration.”

Has this Offer been approved by the Wegener board of directors?

      This Offer is made without obtaining the prior approval of the Wegener board of directors and is not conditioned on the receipt of Wegener board approval. Wegener’s board of directors essentially ignored an earlier proposal by Radyne Comstream to acquire all of the outstanding Shares for $1.55 per share. Wegener’s board has not approved this Offer or otherwise commented on it as of the date of mailing of this Offer to Purchase, except as set forth in a press release dated April 21, 2003. The Wegener board of directors is required to advise you of its position within 10 business days of this Offer to Purchase. However, the approval of Wegener’s board of directors is not required for stockholders to tender their Shares or for us to consummate the Offer.

What is the market value and book value of my Shares as of a recent date?

      On April 17, 2003, the last trading day prior to the public announcement of the Offer, the last sale price of the Shares of Wegener reported by The NASDAQ SmallCap Market was $0.96 per share. For the 90, 30 and five trading days ending on April 17, 2003, the average closing prices were $0.91, $0.91 and $0.93 per share, respectively. The $1.55 per Share price represents a 61% premium over the April 17, 2003 closing price and premiums of 70%, 70% and 67% over the 90, 30 and five trading days ending on April 17, 2003, respectively.

      Based upon a review of Wegener’s most recent filings with the SEC, the net tangible book value per Share appears to be approximately $1.16. The $1.55 per Share price represents a premium of 34% over the net tangible book value per Share.

      We advise you to obtain a recent quotation for Shares of Wegener in deciding whether to tender your Shares. Please see Section 6 — “Price Range of the Shares; Dividends on the Shares” for recent high and low sales prices for the Shares.

Do you have the financial resources to make payment?

      Radyne ComStream has sufficient cash on hand to purchase all Shares validly tendered and not withdrawn in the Offer, as well as Shares that might be acquired in a merger or secondary transaction. The Offer is not conditioned on any financing arrangements. Please see Section 10 — “Source and Amount of Funds.”

Is your financial condition relevant to my decision to tender in the Offer?

      We do not think our financial condition, other than our cash position, is relevant to your decision of whether to tender Shares and accept the Offer because:

•	the Offer is being made for all outstanding Shares solely for cash;

•	if we consummate the Offer, Radyne ComStream will attempt to acquire all of the remaining Shares for the same cash price in a subsequent merger; and

•	Radyne ComStream has available cash on hand, without the need for financing, sufficient to pay the purchase price for all the outstanding Shares.

      Please see Section 1 — “Terms of the Offer” and Section 10 — “Source and Amount of Funds.”

How long do I have to decide whether to tender in the Offer?

      You will have at least until 12:00 midnight, Eastern standard time, on Wednesday, May 21, 2003, to tender your Shares in the Offer, unless we decide to extend the offering period or provide a subsequent offering period. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. Please see Section 1 — “Terms of the Offer” and Section 2 — “Procedure for Tendering Shares.”

Can the Offer be extended and under what circumstances?

      Yes, we may extend the Offer. We may do so by issuing a press release no later than 9:00 A.M., Eastern standard time, on the business day following the scheduled expiration date of the Offer, stating the extended expiration date and the approximate number of Shares tendered to date. Please see Section 1 — “Terms of the Offer” and Section 2 — “Procedure for Tendering Shares.”

      We may also elect to provide a subsequent offering period for the Offer. A subsequent offering period, if one is included, will be an additional period of time (at least three business days but no more than 20 business days) beginning after we have purchased Shares tendered during the Offer, during which stockholders may tender, but not withdraw, their Shares and receive the Offer consideration. We may, in our sole discretion, provide a subsequent offering period regardless of whether or not the events or the facts set forth in Section 14 — “Conditions to the Offer” have occurred. However, we are not permitted under the federal securities laws to provide a subsequent offering period of more than 20 business days. Please see Section 1 — “Terms of the Offer” and Section 3 — “Withdrawal Rights.”

How will I be notified if the Offer is extended?

      If we extend the Offer, we will inform Continental Stock Transfer & Trust Company, the Depositary for the Offer, of that fact and will make a public announcement of the extension, by no later than 9:00 a.m., Eastern standard time, on the next business day after the day on which the Offer was scheduled to expire. Please see Section 1 — “Terms of the Offer.”

What are the most significant conditions to the Offer?

      We are not obligated to purchase any tendered Shares unless the number of Shares validly tendered and not withdrawn before the expiration of the Offer represents at least a majority of the total number of Shares outstanding. The Offer is also subject to a number of other conditions, all of which are discussed in Section 14 — “Conditions to the Offer,” that we may waive without the consent of Wegener.

How do I tender my Shares?

      To tender Shares, you must take the steps set forth in either (1) or (2) below prior to the expiration of the Offer:

(1) (a) complete, sign and deliver the Letter of Transmittal (or a facsimile thereof) or, in the case of a book-entry transfer, deliver an “agent’s message,” and deliver any other required documents to the Depositary; and

(b) deliver the certificates for your Shares to the Depositary or deliver your Shares pursuant to the procedure for book-entry transfer; or

(2) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you.

      If your Shares are held in street name by your broker, dealer, commercial bank, trust company or other nominee, such nominee can tender your Shares for you.

      If you cannot deliver everything that is required to be delivered to the Depositary by the expiration of the Offer, you may have a limited amount of additional time to do so by having a broker, a bank or other fiduciary that is a member of a recognized Medallion Program approved by the Securities Transfer Association, Inc. or another eligible institution, guarantee that the missing items will be received by the Depositary within three NASDAQ Stock Market trading days. For the tender to be valid, however, the Depositary must receive the missing items within that three-trading day period. Please see Section 2 — “Procedure for Tendering Shares.”

Until what time can I withdraw previously tendered Shares?

      You can withdraw Shares at any time until the Offer has expired. Once the Offer has expired, if we have not agreed to accept your Shares for payment by June 19, 2003, you can withdraw them at any time after such time until we accept Shares for payment. If we decide to provide a subsequent offering period, we will accept Shares tendered during that period immediately, and thus you will not be able to withdraw Shares tendered in any subsequent offering period. Please see Section 1 — “Terms of the Offer” and Section 3 — “Withdrawal Rights.”

How do I withdraw previously tendered Shares?

      To withdraw Shares, you must deliver a written notice of withdrawal, which may be by facsimile, with the required information, to the Depositary while you still have the right to withdraw the Shares. If you tendered your Shares by giving instructions to a broker or nominee, you must instruct your broker or nominee to arrange for the withdrawal of your Shares. Please see Section 1 — “Terms of the Offer” and Section 3 — “Withdrawal Rights.”

If a majority of the Shares are tendered and accepted for payment, will Wegener continue as a public company?

      If the tender Offer is successful and Radyne ComStream consummates a subsequent merger, Wegener will no longer be publicly owned. However, we can provide no assurance that a merger will occur after the Offer. Even if a merger does not occur, if we purchase all the tendered Shares, there may be so few remaining stockholders and publicly held Shares that there may not be an active market for the Shares, the Shares may no longer be eligible to be traded through The NASDAQ SmallCap Market or any other securities market, and Wegener may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with its rules relating to publicly held companies. Please see Section 7 — “Effect of the Offer on the Market for the Shares; NASDAQ Listing; and Exchange Act Registration.”

Do I have appraisal or dissenter’s rights?

      There are no appraisal or dissenter’s rights available in connection with the Offer. However, if a merger takes place, stockholders who have not sold their Shares in the Offer and have complied with the applicable provisions of Delaware law will have appraisal rights under Delaware law. Please see Section 12 — “Purpose and Reasons for the Offer; Merger; Appraisal Rights; and Plans for Wegener.”

Who will determine the validity of my tender of Shares?

      We have reserved the sole right to decide any questions concerning the validity, form, eligibility, timeliness and other questions relating to tenders of Shares. We have also reserved the right to waive any defect or irregularity. In exercising our waiver power we may choose not to treat similar defects or irregularities in the same manner. All of our decisions relating to the validity of tenders will be final and binding. Please see Section 2 — “Procedure for Tendering Shares.”

What are the U.S. federal income tax consequences of tendering Shares in the Offer or in a merger?

      The sale or exchange of Shares pursuant to the Offer or in a merger will be a taxable transaction for U.S. federal income tax purposes and possibly for state, local and foreign tax purposes as well. In general, a stockholder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to a merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder’s adjusted tax basis in the Shares sold or exchanged. Please see Section 5 — “Certain U.S. Federal Income Tax Consequences.”

Who can I talk to if I have questions about the Offer?

      Georgeson Shareholder Communications, Inc. is acting as the information agent for our tender offer. Please see the back cover of this Offer to Purchase for contact information.

To the Holders of Common Stock of Wegener:

INTRODUCTION

      WC Acquisition Corp., a Delaware corporation (“Purchaser,” “we,” or “us”), and a wholly owned subsidiary of Radyne ComStream Inc., a Delaware corporation (“Radyne ComStream”), hereby offers to purchase all outstanding shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”), of Wegener Corporation, a Delaware corporation (“Wegener”), at a purchase price of $1.55 per Share to you in cash (the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the “Offer”). We will not pay any interest on the Shares.

      Tendering stockholders whose Shares are registered in their own names and who tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by us pursuant to the Offer. Stockholders who hold their Shares through banks or brokers should check with those institutions as to whether they charge any service fees. We will pay all fees and expenses incurred in connection with the Offer by Continental Stock Transfer & Trust Company, which is acting as the Depositary (the “Depositary”), and by Georgeson Shareholder Communications, Inc., which is acting as the Information Agent (the “Information Agent”). Please see Section 16 — “Fees and Expenses.”

      The Offer is subject to the conditions described in Section 14 — “Conditions to the Offer”. One condition is that there are validly tendered and not properly withdrawn prior to the Expiration Date (as defined in Section 1 — “Terms of the Offer”) a number of Shares that would constitute at least a majority of all outstanding Shares (the “Minimum Tender Condition”).

      The actual number of Shares required to be tendered to satisfy the Minimum Tender Condition will depend on the actual number of Shares outstanding on the date we accept Shares for payment pursuant to the Offer. Please see Section 12 — “Purpose and Reasons for the Offer; Merger; Appraisal Rights; and Plans for Wegener.”

      Certain U.S. federal income tax consequences of the sale of Shares pursuant to the Offer are described in Section 5 — “Certain Federal Income Tax Consequences” hereof.

      THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY AND IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

THE TENDER OFFER

1.     Terms of the Offer

      Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 3 — “Withdrawal Rights.” The term “Expiration Date” means 12:00 midnight, Eastern standard time, on Wednesday, May 21, 2003, unless and until we shall have extended the period of time during which the Offer is open, in which event the term “Expiration Date” shall mean the latest time and date as of which the Offer, as so extended by us, will expire.

      Subject to the applicable rules and regulations of the SEC, we expressly reserve the right, but not the obligation, at any time and from time to time, and regardless of whether or not any of the events or facts set forth in Section 14 — “Conditions to the Offer” shall have occurred: (i) to extend the period of time during which the Offer is open, and thereby delay acceptance for payment of and the payment for any Shares, by giving oral or written notice of such extension to the Depositary; (ii) to elect to provide a subsequent offering period for the Offer in accordance with Rule 14d-11 under the Exchange Act and (iii) to amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary. Under no circumstances will interest be paid on the purchase price for tendered Shares, regardless of any extension of or amendment to the Offer or any delay in paying for such Shares.

      If by 12:00 midnight, Eastern standard time, on May 21, 2003 (or any date or time then set as the Expiration Date), any or all of the conditions to the Offer have not been satisfied or waived, we reserve the right (but shall not be obligated except as described in this Section 1), subject to the applicable rules and regulations of the SEC: (i) to terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering stockholders; (ii) except as set forth above with respect to the Minimum Tender Condition, to waive all the unsatisfied conditions and accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn; (iii) as set forth above, to extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (iv) except as set forth above, to amend the Offer.

      Any extension, waiver, amendment or termination will be followed as promptly as practicable by public announcement thereof. In the case of an extension, Rule 14e-l(d) under the Exchange Act requires that the announcement be issued no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which we may choose to make any public announcement, we will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release. As used in this Offer to Purchase, “business day” has the meaning set forth in Rule 14d-1 under the Exchange Act.

      If we extend the Offer or if we are delayed in our acceptance for payment of or payment (whether before or after our acceptance for payment of Shares) for Shares pursuant to the Offer for any reason or if we are unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in “Section 3 — “Withdrawal Rights.” However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-l(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder’s offer.

      If we make a material change in the terms of the Offer or the information concerning the Offer or waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of such offer or information concerning such offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In the SEC’s view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and, if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination and investor response. With respect to a change in price, a minimum period of ten business days from the date of the change is generally required to allow for adequate dissemination to stockholders.

      Pursuant to Rule 14d-11 under the Exchange Act, we may, if all the conditions to the Offer here have been satisfied or waived, subject to certain conditions, provide a subsequent offering period from three to 20 business days in length following the Expiration Date (“Subsequent Offering Period”). A Subsequent Offering Period would be an additional period of time, following the expiration of the Offer and the purchase of Shares in the Offer, during which stockholders may tender Shares not tendered in the Offer. A Subsequent Offering Period, if one is provided, is not an extension of the Offer, which already will have been completed.

      During a Subsequent Offering Period, tendering stockholders will not have withdrawal rights and we will promptly purchase and pay for any Shares tendered at the same price paid in the Offer. Rule 14d-11 provides that we may provide a Subsequent Offering Period so long as, among other things: (i) the initial 20-business day period of the Offer has expired; (ii) we offer the same form and amount of consideration for Shares in the Subsequent Offering Period as in the initial Offer; (iii) we accept and promptly pay for all securities tendered during the Offer prior to its expiration; (iv) we announce the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m. Eastern time on the next business day after the Expiration Date and immediately begin the Subsequent Offering Period and (v) we immediately accept and promptly pay for Shares as they are tendered during the Subsequent Offering Period. We will be able to provide a Subsequent Offering Period, if we satisfy the conditions above, after May 21, 2003. In addition, we may extend any initial Subsequent Offering Period by any period or periods, provided that the aggregate of the Subsequent Offering Periods (including extensions thereof) is no more than 20 business days. In a public release, the SEC expressed the view that inclusion of a Subsequent Offering Period would constitute a material change to the terms of the Offer and would require Radyne ComStream to disseminate new information to stockholders in a manner reasonably calculated to inform them of such change sufficiently in advance of the Expiration Date. The SEC has provided further guidance that the inclusion of a Subsequent Offering Period would not constitute a material change to the terms of the Offer if: (i) the initial offer materials disclosed that a Subsequent Offering Period may be provided and describes what a Subsequent Offering Period is; (ii) in the notice announcing the results of the initial offering period required by Rule 14d-11(d), the Subsequent Offering Period is announced and begun, and (iii) the bidder has definitively determined to provide a Subsequent Offering Period or is contractually obligated to do so. In the event we elect to include a Subsequent Offering Period, we will notify stockholders of the Company in a manner consistent with the requirements of the SEC.

      We may, in our sole discretion, provide a Subsequent Offering Period regardless of whether the events or the facts set forth in Section 14 — “Conditions to the Offer” have occurred. Pursuant to Rule 14d-7 under the Exchange Act, no withdrawal rights apply to Shares tendered during a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. The same consideration will be paid to stockholders tendering Shares in the Offer or in a Subsequent Offering Period, if one is included.

      We are making a request of Wegener for the use of Wegener’s stockholder list and security position listings for the purpose of disseminating the Offer to stockholders. Upon compliance by Wegener with such request and Rule 14d-5 and the Delaware General Corporation Law pertaining to such request, this Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2.	Procedure for Tendering Shares

      Valid Tender. In order for you validly to tender Shares pursuant to the Offer: (i) the certificates for your tendered Shares, together with a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees and any other required documents, must, prior to the Expiration Date, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; (ii) in the case of a transfer effected pursuant to the book-entry transfer procedures described under “Book-Entry Transfer,” either a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, and any required signature guarantees, or an Agent’s Message (as defined below), and any other required documents, must be received by the Depositary at one of such addresses, your tendered Shares must be delivered pursuant to the book-entry transfer procedures described below and a Book-Entry Confirmation (as defined below) must be received by the Depositary, in each case prior to the Expiration Date; or (iii) you must, before the Expiration Date, comply with the guaranteed delivery procedures described below under “Guaranteed Delivery.”

      The valid tender of Shares by you pursuant to one of the procedures described above will constitute a binding agreement between you and us on the terms and subject to the conditions of the Offer.

      Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the “Book-Entry Transfer Facility”) for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility’s system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. However, although you may cause delivery of Shares to be effected through book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent’s Message, and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date in order for you to complete a valid tender of your Shares by book entry, or you must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary’s account at the Book-Entry Transfer Facility as described above is referred to herein as a “Book-Entry Confirmation.” Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures does not constitute delivery to the Depositary.

      The term “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against such participant.

      THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT YOUR SOLE ELECTION AND RISK. YOUR SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

      Signature Guarantees. No signature guarantee is required on your Letter of Transmittal if (i) the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 2 — “Procedure for Tendering Shares,” includes any participant in the Book-Entry Transfer Facility’s system whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith, unless such registered holder(s) has completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal or (ii) your Shares are tendered for the account of a firm that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agent Medallion Program, the New York Stock Exchange, Inc. Medallion Signature Program or the Stock Exchanges Medallion Program, or is otherwise an “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 under the Exchange Act (each, an “Eligible Institution”). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal.

      Guaranteed Delivery. If you wish to tender Shares pursuant to the Offer and your certificates for Shares are not immediately available or you cannot complete the procedures for book-entry transfer on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, your tender may be effected if all the following conditions are met:

(i) your tender is made by or through an Eligible Institution;

(ii) you ensure that a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by us, is received by the Depositary, as provided below, prior to the Expiration Date; and

(iii) you ensure that either (a) the certificates for tendered Shares together with a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, and any other required documents are received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase within three trading days after the date of execution of such Notice of Guaranteed Delivery or (b) in the case of a book-entry transfer effected pursuant to the book-entry transfer procedures described above under “Book-Entry Transfer,” either a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, and any required signature guarantees, or an Agent’s Message, and any other required documents, is received by the Depositary at one of such addresses, such Shares are delivered pursuant to the book-entry transfer procedures above and a Book-Entry Confirmation is received by the Depositary, in each case within three trading days after the date of execution of such Notice of Guaranteed Delivery. A “trading day” is any day on which The NASDAQ Stock Market (“NASDAQ”), a subsidiary of the National Association of Securities Dealers, Inc. (the “NASD”), is open for business.

      You may deliver the Notice of Guaranteed Delivery to the Depositary by hand or transmit it by facsimile transmission or mail to the Depositary. You must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

      Other Requirements. Notwithstanding any provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares; (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal) and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price of the Shares, regardless of any extension of the Offer or any delay in making such payment.

      Appointment. By executing a Letter of Transmittal (or a facsimile thereof) or, in the case of a book-entry transfer, by delivery of an Agent’s Message in lieu of a Letter of Transmittal, you will irrevocably appoint our designees as your attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal (or such facsimile), each with full power of substitution, to the full extent of your rights with respect to the Shares tendered by you and accepted for payment by us and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after the date of this Offer to Purchase. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, we accept for payment Shares tendered by you as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by you with respect to such Shares or other securities or rights will, without further action, be revoked and you may not give any subsequent powers of attorney, proxies, consents or revocations (which, if given, will not be effective). Our designees will thereby be empowered to exercise all your voting and other rights with respect to such Shares and other securities or rights in respect of any annual, special or adjourned meeting of the stockholders of Wegener, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our acceptance for payment of such Shares, we must be able to exercise full voting, consent and other rights with respect to such Shares and other securities or rights, including voting at any meeting of stockholders.

      Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any or all tenders that we determine are not in proper form or the acceptance for payment of or payment for which may, in our opinion, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of Purchaser, Radyne ComStream, Wegener, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. By tendering Shares to us you agree to accept any decisions we make concerning these matters and waive any right you might otherwise have to challenge our decision.

      Backup Withholding. In order to avoid “backup withholding” of U.S. federal income tax on payments of cash pursuant to the Offer, when surrendering Shares in the Offer, you must, unless an exemption applies, provide the Depositary with your correct taxpayer identification number (“TIN”) on a Form W-9 and certify under penalties of perjury that such TIN is correct and that you are not subject to backup withholding. If you do not provide your correct TIN or fail to provide the certifications described above, the Internal Revenue Service (the “IRS”) may impose a penalty on you and payment of cash to you pursuant to the Offer may be subject to backup withholding at a rate of 30%. If you surrender Shares pursuant to the Offer, you should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to us and the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign stockholders should complete and sign the main signature form and the appropriate form from the W-8 series (e.g., W-8BEN Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding, W-8ECI Certificate of Foreign Person’s Claim from Exemption From Withholding on Income Effectively Connected With the Conduct of a Trade or Business in the United Sates, etc.) as applicable. Please see Instruction 9 to the Letter of Transmittal.

3.     Withdrawal Rights

      Except as otherwise provided in this Section 3, tenders of Shares are irrevocable. You may withdraw Shares that you have previously tendered pursuant to the Offer pursuant to the procedures set forth below at any time prior to the Expiration Date and if after the Expiration Date, we have not agreed to accept your Shares for payment by June 19, 2003, you can withdraw them at any time after such time until we accept your Shares for payment.

      In order for your withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, you must submit the serial numbers shown on the particular certificates to be withdrawn to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If your Shares were delivered pursuant to the procedures for book-entry transfer set forth in Section 2 — “Procedure for Tendering Shares,” your notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility’s procedures. You may not rescind a withdrawal of tenders of Shares, and any Shares that you properly withdraw will thereafter be deemed not validly tendered for purposes of the Offer. However, you may retender withdrawn Shares by again following one of the procedures described in Section 2 — “Procedure for Tendering Shares” at any time prior to the Expiration Date.

      All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us in our sole discretion, which determination will be final and binding. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of Shares by any stockholder, whether or not similar defects or irregularities are waived in the case of any other stockholder. None of Purchaser, Radyne ComStream, Wegener, the Depositary, the Information Agent or any other person will be under any duty to give you notification of any defects or irregularities in your notice of withdrawal or incur any liability for failure to give any such notification.

      If we extend the Offer, delay our acceptance for payment of Shares, or are unable to accept for payment Shares pursuant to the Offer, for any reason, then, without prejudice to our rights under this Offer, the Depositary may, nevertheless, on our behalf, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this Section 3.

      In the event we provide a Subsequent Offering Period following the Offer, no withdrawal rights will apply to Shares tendered during such Subsequent Offering Period or to Shares tendered in the Offer and accepted for payment.

4.     Acceptance for Payment and Payment

      On the terms and subject to the conditions of the Offer (including, if we extend or amend the Offer, the terms and conditions of any such extension or amendment), we will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 3 — “Withdrawal Rights” promptly after the Expiration Date. If there is a Subsequent Offering Period, all Shares tendered during the Subsequent Offering Period will be immediately accepted for payment and promptly paid for following the expiration thereof and Shares tendered during a Subsequent Offering Period will be immediately accepted for payment and paid for as they are tendered. We expressly reserve the right to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law. Any such delays will be effected in compliance with Rule 14e-l(c) under the Exchange Act (relating to a bidder’s obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder’s offer).

      In all cases, we will pay for Shares accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) the certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (ii) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer effected pursuant to the procedures set forth in

Section 2 — “Procedure for Tendering Shares,” an Agent’s Message, and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending on when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

      The per Share consideration paid to any stockholder pursuant to the Offer will be the highest per Share consideration paid to any other stockholder pursuant to the Offer.

      For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when we give oral or written notice to the Depositary of our acceptance for payment of such Shares. On the terms and subject to the conditions of the Offer, we will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price therefor with the Depositary. The Depositary will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to tendering stockholders whose Shares have been accepted for payment. Under no circumstances will interest be paid on the purchase price for tendered Shares, regardless of any extension of or amendment to the Offer or any delay in paying for such Shares.

      If we do not accept for payment any Shares tendered by you pursuant to the Offer for any reason, we will return the certificates for any such Shares, without expense to you (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedures described in Section 2 — “Procedure for Tendering Shares,” such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

      We reserve the right to transfer or assign in whole or in part from time to time to one or more of our affiliates the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

5.     Certain U.S. Federal Income Tax Consequences

      Your receipt of cash in exchange for Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes under the Internal Revenue Code of 1986, as amended (the “Code”), and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, if you sell or exchange your Shares in the Offer you will recognize gain or loss equal to the difference, if any, between the amount of cash received pursuant to the Offer and your adjusted tax basis in the Shares tendered by you and purchased pursuant to the Offer. Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer.

      If Shares are held by you as capital assets, gain or loss recognized by you will be capital gain or loss, which will be long-term capital gain or loss if your holding period for the Shares exceeds one year. If you are an individual, the maximum U.S. federal income tax rate on long-term capital gains is 20%. In the case of Shares that have been held for 12 months or less as of the effective time of the sale of your Shares under the Offer, such capital gains generally will be subject to tax at ordinary income tax rates. The deduction of capital losses is subject to limitations. You should consult your own tax advisor in this regard.

      If you tender Shares, you may be subject to backup withholding unless you provide your TIN and certify that such number is correct or properly certify that you are awaiting a TIN, or unless an exemption applies. Exemptions are available for stockholders that are corporations and for certain foreign individuals and entities. If you do not furnish a required TIN, you may be subject to a penalty imposed by the IRS. Please see Section 2 — “Procedure for Tendering Shares — Backup Withholding.”

      If backup withholding applies to you, the Depositary is required to withhold 30% from amounts otherwise payable to you. Backup withholding is not an additional tax. Rather, the amount of the backup withholding is credited against the actual U.S. federal income tax liability of the person subject to the backup withholding. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder by filing a U.S. federal income tax return.

      THE FOREGOING U.S. FEDERAL INCOME TAX DISCUSSION IS APPLICABLE TO “U.S. PERSONS” WHO HOLD THE SHARES AS “CAPITAL ASSETS” WITHIN THE MEANING OF THE U.S. INCOME TAX LAWS. SUCH DISCUSSION: (A) IS NOT APPLICABLE TO FOREIGN PERSONS OR ENTITIES OR TO SHARES RECEIVED PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR THE ACQUISITION OF SHARES PURSUANT TO AN EMPLOYEE STOCK PURCHASE PLAN OR OTHERWISE AS COMPENSATION AND (B) MAY NOT BE APPLICABLE TO HOLDERS OF SHARES WHO ARE SUBJECT TO SPECIAL TAX TREATMENT UNDER THE CODE, SUCH AS LIFE INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS AND FINANCIAL INSTITUTIONS, AND MAY NOT APPLY TO A HOLDER OF SHARES IN LIGHT OF INDIVIDUAL CIRCUMSTANCES. THE DISCUSSION IS BASED UPON PRESENT LAW, WHICH IS SUBJECT TO CHANGE, POSSIBLY WITH RETROACTIVE EFFECT. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES OF THE OFFER AND A SUBSEQUENT MERGER TO YOU (INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND OF STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX).

6. Price Range of The Shares; Dividends on The Shares

      The Shares are listed and principally traded on The NASDAQ SmallCap Market under the symbol “WGNR.” The following table sets forth, for each of the periods indicated, the high and low sales prices per Share as reported on NASDAQ, based on published financial sources.

WEGENER CORPORATION

	High	Low

Fiscal Year Ended August 31, 2001:
First quarter ended December 01, 2000	$2.44	$0.78
Second quarter ended March 02, 2001	$1.56	$0.56
Third quarter ended June 01, 2001	$1.20	$0.68
Fourth quarter ended August 31, 2001	$1.20	$0.66
Fiscal Year Ended August 30, 2002:
First quarter ended November 30, 2001	$1.24	$0.50
Second quarter ended March 01, 2002	$1.22	$0.82
Third quarter ended May 31, 2002	$1.63	$0.84
Fourth quarter ended August 30, 2002	$1.39	$0.90
Fiscal Year Ended August 29, 2003:
First quarter ended November 29, 2002	$1.03	$0.71
Second quarter ended February 28, 2003	$1.09	$0.73
Third quarter through April 17, 2003	$0.49	$0.86

      On April 17, 2003, the last trading day before the first public announcement of the Offer, the last reported sale price of the Shares on NASDAQ was $0.96 per Share. You are urged to obtain current market quotations for the Shares.

      Wegener has never paid any dividends on the Shares. According to its annual report, Wegener’s board of directors does not intend to pay cash dividends for the foreseeable future. Furthermore, Wegener may be prohibited from paying dividends in accordance with its bank loan agreement.

7.	Effect of The Offer on The Market for The Shares; NASDAQ Listing; and Exchange Act Registration

      Effect of the Offer on the Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

      NASDAQ Listing. Depending on the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the NASD for continued listing on NASDAQ. According to NASDAQ’s published guidelines, NASDAQ would consider delisting the Shares if, among other things (i) stockholders’ equity is less than $2.5 million, the market value of its securities is less than $35 million, and net income is less than $500,000 (ii) there are fewer than 500,000 publicly held Shares, (iii) there are less than held by 300 round lot holders; (iv) such Shares fail to maintain an aggregate market value of at least $1 million; (v) the minimum bid price per Share is below $1.00 for 30 consecutive days or (vi) there are fewer than two market registered and active market makers for the Shares, one of whom may be a market maker entering a stabilizing bid.

      Shares held directly or indirectly by officers or directors of Wegener, or by any beneficial owner of 10% or more of the Shares, ordinarily will not be considered as being publicly held for this purpose. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the requirements of NASDAQ for continued listing and the Shares are no longer listed, the market for the Shares could be adversely affected.

      If NASDAQ were to delist the Shares because they no longer meet the requirements for continued inclusion on NASDAQ, or the Shares otherwise ceased to be quoted on NASDAQ, it is possible that the Shares would continue to trade in the over-the-counter market and that price quotations would be reported through other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon such factors as the number of holders of Shares remaining at such time, the aggregate market value of such Shares remaining at such time, the interest on the part of securities firms in maintaining a market in Shares, the possible termination of registration of the Shares under the Exchange Act as described below, and other factors.

      Exchange Act Registration. The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of Wegener to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by Wegener to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Wegener, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders’ meetings and the related requirement of furnishing an annual report to stockholders, and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of Wegener and persons holding “restricted securities” of Wegener to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. Finally, in the event the Shares are deregistered under the Exchange Act, they will also be immediately delisted from the NASDAQ SmallCap Market and would be forced to trade, if at all, in the over-the-counter market. Purchaser intends to seek to cause Wegener to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

      If registration of the Shares is not terminated prior to a subsequent merger, then the Shares will be delisted from NASDAQ and the registration of the Shares under the Exchange Act will be terminated following the consummation of such a merger or similar business combination. As stated throughout this Offer to Purchase, there can be no guarantee that a subsequent merger will take place.

8.     Certain Information Concerning Wegener

      General. Wegener, through its subsidiary, Wegener Communications, is an international provider of digital solutions for IP data, video and audio networks. Applications include IP data delivery, broadcast television, cable television, radio networks, business television, distance education, business music, satellite paging and financial information distribution. Wegener’s patented network control system, Compel, provides networks with the ability to regionalize programming and commercials through total receiver control. Compel network control capability is integrated into Wegener digital satellite receivers. Wegener is a Delaware corporation with its principal executive offices at Technology Park, 11350 Technology Circle, Duluth, GA 30097 USA. Its telephone number is (770) 814-4000.

      Available Information. Wegener is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning Wegener’s directors and officers, their remuneration, stock options and other matters, the principal holders of Wegener’s securities and any material interest of such persons in transactions with Wegener is required to be disclosed in Wegener’s proxy statements distributed to Wegener’s stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the SEC at 450 Fifth Street, NW, Washington, D.C. 20549. Copies of such information should be obtainable, by mail, on payment of the SEC’s customary charges, by writing to the SEC’s principal office at 450 Fifth Street, NW, Washington, D.C. 20549. The SEC also maintains a Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

      Except as otherwise stated in this Offer to Purchase, the information concerning Wegener contained herein has been taken from or based upon publicly available documents on file with the SEC and other publicly available information. Although neither we nor Radyne ComStream have any knowledge that any such information is untrue, neither we nor Radyne ComStream assume any responsibility for the accuracy or completeness of such information or for any failure by Wegener to disclose events which may have occurred and may affect the significance or accuracy of any such information but which are unknown to either us or Radyne ComStream.

      As of the date hereof: (i) neither we nor Radyne ComStream are aware of any executive officer, director or affiliate of Wegener that intends to tender Shares in the Offer, and, except for a press release issued April 21, 2003, (ii) none of Wegener, its executive officers, directors or affiliates have made any public recommendation with respect to the Offer, nor has Wegener made public any appraisal, report or opinion on the fairness of this transaction. Under Rule 14e-2, Wegener’s board of directors must state its position with respect to this Offer within 10 business days of the date of this Offer to Purchase

9.     Certain Information Concerning Radyne ComStream and Purchaser

      Purchaser. Purchaser is a Delaware corporation and a wholly owned subsidiary of Radyne ComStream. To date, Purchaser has not conducted any business other than that incident to its formation and the commencement of the Offer. The principal executive offices of Purchaser are located at 3138 East Elwood Street, Phoenix, Arizona 85034 USA. The business telephone of Purchaser is (602) 437-9620.

      Radyne ComStream. Radyne ComStream is a Delaware corporation with its principal executive offices located at 3138 East Elwood Street, Phoenix, Arizona 85034 USA. The business telephone number of Radyne ComStream is (602) 437-9620. Radyne ComStream designs, manufactures, sells, integrates and installs products, systems and software used for the transmission and reception of data and video over satellite, microwave and cable communication networks. Through its Tiernan subsidiary, Radyne ComStream supplies HDTV and SDTV encoding and transmission equipment. Its Armer subsidiary provides innovative solutions for the integration and installation of turnkey communications systems. Radyne ComStream has offices in the U.S. located in Phoenix, San Diego and Boca Raton, and internationally in Singapore, Beijing, Jakarta and London. The company also has sales and/or service centers in Rio de Janeiro, Bangalore, Shanghai and Moscow.

      Available Information. Additional information concerning Radyne ComStream is set forth in Radyne ComStream’s Annual Report on Form 10-K for the year ended December 31, 2002, which may be obtained from the SEC in the manner set forth with respect to information concerning Wegener in Section 8 above.

      Forward Looking Disclaimer. Statements that Purchaser or Radyne ComStream may publish, including those included in this Offer to Purchase, that are not purely historical and that relate to the Offer, Purchaser, Radyne ComStream, Wegener or their businesses or proposals are “forward-looking statements.” These statements are based on Radyne ComStream management’s current expectations and involve risks and uncertainties which include (i) whether the conditions to the Offer will be satisfied, (ii) following the consummation of the Offer, Radyne ComStream’s ability to successfully consummate a subsequent merger, integrate Wegener’s operations and become more competitive, (iii) general economic factors and capital market conditions and (iv) general industry trends (including trends relating to Wegener’s products and services or its prospects as an independent company or as integrated with Radyne ComStream’s operations). Radyne ComStream wishes to caution the reader that these factors, as well as other factors described in Radyne ComStream’s SEC filings, are among the factors that could cause actual results to differ materially from the expectations described in the forward-looking statements.

      Approximately 63.2% of Radyne ComStream’s outstanding capital stock is beneficially held by affiliates of Stetsys Pte, Ltd, a Singapore corporation (“ST”). ST directly owns 55.5% and beneficially owns 63.2% of Radyne ComStream. Stetsys US, Inc., a Delaware corporation (“Stetsys US”) and a wholly-owned subsidiary of ST, owns 7.7% of Radyne ComStream. Lim Ming Seong, Yip Loi Lee, and Tang Kum Chuen, directors of Radyne ComStream, are each officers, directors or affiliates of ST, Stetsys US or their affiliates. The principal executive office of ST is located at 51 Cuppage Road #09-01, Singapore 229469.

      The name, business address, principal occupation or employment, five-year employment history and citizenship of each of the executive officers and directors of Purchaser, Radyne ComStream and ST are set forth in Schedule I hereto.

      During the last five years, none of Purchaser, Radyne ComStream, ST, Stetsys US, or, to the best of their knowledge, any of the persons listed in Schedule I hereto (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of such laws.

      Except as provided in this Offer to Purchase, none of Purchaser, Radyne ComStream, ST, Stetsys US, or, to the best of their knowledge, any of the persons listed in Schedule I hereto, or any associate or majority-owned subsidiary of Radyne ComStream or, to the best of their knowledge, any associate or majority-owned subsidiary of any of the persons listed in Schedule I hereto, beneficially owns or has any right to acquire, directly or indirectly, any equity securities of Wegener, and none of Purchaser, Radyne ComStream, ST, Stetsys US, or, to the best of their knowledge, any of the persons listed in Schedule I to this Offer to Purchase has effected any transaction in such equity securities during the past 60 days. Radyne ComStream disclaims beneficial ownership of any Shares owned by any pension plans of Radyne ComStream or any pension plans of any associate or majority-owned subsidiary of Radyne ComStream.

      As of the date of this Offer to Purchase, Purchaser beneficially owns 100 Shares. Purchaser acquired its Shares on April 21, 2003 at a price of $1.11 per share in an open market purchase made prior to issuance of its press release relating to the Offer.

      None of Purchaser, Radyne ComStream, ST, Stetsys US, or, to the best of their knowledge, any of the persons listed in Schedule I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Wegener, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder’s fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, divisions of profits or loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, during the past two years, none of Purchaser, Radyne ComStream, ST, Stetsys US or, to the best of their knowledge, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with Wegener or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, during the past two years, there have been no contacts, negotiations or transactions between any of Purchaser, Radyne ComStream, ST, Stetsys US or, to the best of their knowledge, any of the persons listed in Schedule I hereto, on the one hand, and Wegener or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

10.     Source and Amount of Funds

      The Offer is not conditioned on any financing arrangements.

      We estimate that funds totaling approximately $20 million will be required to purchase all the outstanding Shares and pay all the costs, fees and expenses related to the Offer. We plan to obtain all funds needed for the Offer and any subsequent merger through a capital contribution or advances from Radyne ComStream. Please see Section 16 — “Fees and Expenses.” Radyne ComStream has cash on hand necessary to consummate the Offer and any subsequent merger.

11.     Contacts and Transactions with Wegener; Background of The Offer

      In an effort to discuss a possible business combination with Wegener, Robert Fitting, the Chief Executive Officer of Radyne ComStream, met with Robert Placek, the Chief Executive Officer of Wegener, Keith Smith, President of Wegener, and Debra Fiakas, Radyne ComStream’s investment banker from HD Brous Co., on July 24, 2000. Mr. Placek expressed no interest in pursuing these discussions.

      During the weeks of February 3 and February 10, 2003, Mr. Fitting placed several calls to Mr. Placek in an attempt to revisit the issue of a negotiated business combination. Mr. Placek failed to return these calls. At Mr. Fittings’ direction, Steven D. Pidgeon, a partner in the law firm of Snell & Wilmer L.L.P., which represents Radyne ComStream, placed a call to Mr. James “Harry” Morgan, of the law firm of Smith, Gambrell & Russell, which represents Wegener, to determine if he could assist in arranging a phone call or conference between Messrs. Fitting and Placek. Mr. Morgan, who is also a director of Wegener, indicated that he would do so.

      No further contact transpired for several days, so Mr. Fitting made several further phone calls in an attempt to contact Mr. Placek on or about March 23, 2003. When these attempts proved unsuccessful, Mr. Fitting directed Mr. Pidgeon to contact Mr. Morgan again, which he attempted to do, but this, too, proved unsuccessful.

      After not receiving any further response, at the direction of the Board of Directors of Radyne ComStream, Mr. Fitting sent a letter to the Board of Directors of Wegener, offering to meet with them to discuss a possible acquisition of Wegener for $1.55 per share. The offer was sent on April 1, 2003, when Wegener’s stock was trading at $0.89 per share.

      After receiving the letter, Mr. Placek contacted Mr. Fitting on April 3, 2003 and they arranged to meet on April 8, 2003 at the National Association of Broadcasters trade show. At the trade show, Mr. Fitting spoke at some length with Mr. Placek about the offer. Mr. Placek indicated he would discuss this matter with his management team and the Wegener board and get back to Mr. Fitting by April 15, 2003. When asked by Mr. Fitting about the rumor that he was planning to retire in November, Mr. Placek confirmed that was his intention.

      Mr. Fitting did not hear from Mr. Placek. On April 17, 2003, the Board of Directors of Radyne ComStream determined to proceed with this direct tender offer to the stockholders of Wegener, and announced this intention on April 21, 2003.

12.     Purpose and Reasons for The Offer; Merger; Appraisal Rights; and Plans for Wegener

      Reasons for the Offer. Radyne ComStream’s desire to purchase Wegener is prompted by its belief that the industry in which Radyne ComStream and Wegener compete needs to consolidate. In this regard, given the prolonged downturn in the world economy, Radyne ComStream believes that, in the short term at least, companies in this industry will be able to grow more readily by acquisition than organically. By way of example, Wegener’s revenues for the six months ended February 28, 2003 were down by 23% compared to the same period of 2002, despite the introduction of several new products. Radyne ComStream believes that a combination of Wegener and Radyne ComStream, however, would produce a larger, more competitive enterprise. It also believes that consolidation of small public companies like Wegener, and to some extent Radyne, is essentially being mandated by increased regulatory, auditing and legal costs. All of this has led Radyne ComStream to the conclusion that it must seek growth through acquisition, as well as organically, to create substantial shareholder value, and to support its infrastructure costs, including the costs of being public.

      Purpose of the Offer. The purpose of the Offer is for Radyne ComStream, through WC Acquisition Corp., to acquire for cash as many Shares as necessary for it to gain effective control of Wegener and facilitate a merger of Wegener with Purchaser or another affiliate of Radyne ComStream. The initial acquisition of Shares has been structured as a cash tender offer. If successful, Radyne ComStream will then attempt to consummate a cash merger. Combined, these actions would effect a prompt and orderly transfer of ownership of Wegener from the public stockholders to Radyne ComStream, and provide Wegener stockholders with cash for all of their shares. However, we can provide no assurance that a subsequent merger will be possible. Please see Section 15 — “Certain Legal Matters” for a discussion of the possible impediments to a subsequent merger.

      Merger. If, pursuant to the Offer, we acquire Shares which, together with Shares beneficially owned by Radyne ComStream and its subsidiaries, constitute at least 90% of the outstanding Shares, Radyne ComStream will consummate a “short-form” merger pursuant to Section 253 of the General Corporation Law of the State of Delaware (“DGCL”) promptly following completion of the Offer. Section 253 of the DGCL provides that if Radyne ComStream or a wholly owned subsidiary owns at least 90% of the outstanding Shares, it may merge Wegener into itself by executing, acknowledging and filing, in accordance with Section 103 of the DGCL, a certificate of ownership and merger setting forth a copy of the resolution of Radyne ComStream’s or applicable subsidiary’s board of directors to merge (including a statement of the terms and conditions of a merger and the consideration to be paid upon surrender of Shares not owned by Radyne ComStream or its subsidiaries) and the date of its adoption. Under Section 253 of the DGCL, a short-form merger would not require the approval or any other action on the part of the board of directors or the stockholders of Wegener. Therefore, if at least 90% of the outstanding Shares are acquired pursuant to the Offer or otherwise, Radyne ComStream will be able to, and intends to, effect a merger without a meeting or vote of Wegener’s stockholders or directors.

      Alternatively, whether or not the Offer is consummated, Radyne ComStream might seek to effect a merger with Wegener pursuant to Section 251 of the DGCL. Under the DGCL, approval of the Board of Directors of Wegener and a vote of at least a majority of the outstanding Shares of Wegener entitled to vote thereon would be required to approve such a merger. If Radyne ComStream comsummates the Offer, but is unable to secure at least 90% of the Shares, it would still look to effect stockholder approval of a merger pursuant to Section 251 of the DGCL, which approval could be effected by a written consent. Approval of such a merger would nonetheless also require the approval of Wegener’s board of directors.

      THIS OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES OR CONSENTS. ANY SUCH SOLICITATION WHICH RADYNE COMSTREAM MIGHT MAKE WILL BE MADE PURSUANT TO SEPARATE PROXY OR CONSENT SOLICITATION MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(a) OF THE EXCHANGE ACT.

      Appraisal Rights. Holders of Shares do not have appraisal rights as a result of the Offer. However, if a subsequent merger is consummated, each holder of Shares who has not tendered his Shares in the Offer and has neither voted in favor of such a merger nor consented thereto in writing and who properly demands an appraisal of their shares under Section 262 of the DGCL will be entitled to an appraisal by the Delaware Court of Chancery of the fair value of his or her Shares, exclusive of any element of value arising from the accomplishment or expectation of a merger, together with a fair rate of interest, if any, to be paid from the date of a merger. Delaware law defines such fair value as the stockholder’s proportionate interest in the corporation as a going concern. In determining such fair value, the Court may consider all relevant factors. The value so determined could be more or less than the consideration to be paid in the Offer and a merger. Any judicial determination of the fair value could be based upon considerations other than or in addition to the market value of the Shares, including, among other things, asset values and earning capacity.

      If any holder of Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his right to appraisal as provided in the DGCL, the Shares of such stockholder will be converted into the cash consideration offered in a subsequent merger.

      The foregoing discussion is not a complete statement of law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which is attached as Annex A to this Offer to Purchase.

      FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

      Plans for Wegener. As indicated above, if the Offer is completed, Radyne ComStream intends to seek to consummate a subsequent merger. In connection with this plan, we may also seek to change the number of directors serving on the Board of Wegener and the composition of the Board, and to amend Wegener’s charter documents to declassify the Board, and to remove supermajority voting requirements.

      In connection with the Offer, Radyne ComStream has made a preliminary review of, and will continue to review on the basis of available information, various possible business strategies for Wegener. If Radyne ComStream acquires control of Wegener and Wegener’s board of directors, Radyne ComStream intends to conduct a detailed review of Wegener, its assets, corporate structure, dividend policy, capitalization, operations and management and consider what, if any, changes would be desirable based upon such review. These changes could include, among other things, a sale or other disposition of certain assets of Wegener, changes in Wegener’s business, corporate structure, capitalization or management, delisting of Wegener’s common stock from the NASDAQ SmallCap Market System and termination of registration of the common stock under the Exchange Act of 1934, as amended. However, as described in Section 15 — “Certain Legal Matters,” and elsewhere in this Offer to Purchase, Radyne ComStream’s ability to effect any changes or transactions, and the timing thereof, will depend in part on Radyne ComStream’s ability to gain control of the Wegener board of directors, as well as certain provisions of Wegener’s Certificate of Incorporation and bylaws and applicable statutes and regulations.

13.     Dividends and Distributions

      If, on or after the date hereof, Wegener should (1) split, combine or otherwise change the Shares or its capitalization, (2) acquire currently outstanding Shares or otherwise cause a reduction in the number of outstanding Shares or (3) issue or sell additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, to acquire any of the foregoing, other than Shares issued pursuant to the exercise of stock options outstanding as of the date hereof, then, subject to the provisions of Section 14 — “Conditions to the Offer,” we, in our sole discretion, may make such adjustments as we deem appropriate in the offer price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

      If, on or after the date hereof, Wegener should declare or pay any cash dividend on the Shares or other distribution on the Shares, or issue with respect to the Shares any additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to stockholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to us or our nominee or transferee on Wegener’s stock transfer records, then, subject to the provisions of Section 14 — “Conditions to the Offer,”

above, (1) the offer price and other terms of the Offer may, in our sole discretion, be reduced by the amount of any such cash dividend or cash distribution and (2) the whole of any such noncash dividend, distribution or issuance to be received by the tendering stockholders will (a) be received and held by the tendering stockholders for the account of and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for our account, accompanied by appropriate documentation of transfer, or (b) at our direction, be exercised for our benefit, in which case the proceeds of such exercise will promptly be remitted to us. Pending such remittance and subject to applicable law, we will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire offer price or deduct from the offer price the amount or value thereof, as determined by us in our sole discretion.

14.     Conditions to The Offer

      Notwithstanding any other provision of the Offer, we shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to our obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares, may postpone the acceptance for payment or payment for tendered Shares, and may, in our sole discretion, terminate or amend the Offer as to any Shares not then paid for if (i) at the expiration of the Offering Period, the Minimum Tender Condition has not been satisfied or (ii) if on or after the date of commencement of the Offer, and at or prior to the expiration of the Offer (whether or not any Shares have theretofore been accepted for payment or paid for pursuant to the Offer), any of the following events shall occur:

(a) the existence of any threatened, instituted or pending action, proceeding or application before any court, government or governmental authority or other regulatory or administrative agency or commission, domestic or foreign which: (i) challenges Purchaser’s or Radyne ComStream’s acquisition of the Shares, seeks to restrain, delay or prohibit the consummation of the Offer or the transactions contemplated by the Offer or subsequent business combination or, seeks to obtain any material damages or otherwise directly or indirectly relates to the transactions contemplated by the Offer or other subsequent business combination, (ii) seeks to prohibit or impose material limitations on Purchaser’s or Radyne ComStream’s acquisition, ownership or operation of all or any portion of Purchaser’s or Radyne ComStream’s or Wegener’s business or assets (including the business or assets of their respective affiliates and subsidiaries) or of the Shares (including, without limitation, the right to vote the Shares purchased by Purchaser or Radyne ComStream’s, on an equal basis with all other Shares, on all matters presented to the stockholders of Wegener), or seeks to compel Purchaser or Radyne ComStream’s to dispose of or hold separate all or any portion of Purchaser’s or Radyne ComStream’s or Wegener’s business or assets (including the business or assets of our and their respective affiliates and subsidiaries) as a result of the transactions contemplated by the Offer or subsequent business combination, (iii) would have a reasonable likelihood of adversely affecting Wegener, Purchaser or Radyne ComStream, or any of their respective affiliates or subsidiaries (an “Adverse Effect”), or result in a material diminution in the value of Wegener’s assets (a “Diminution in Value”), or (iv) seeks to impose any condition to the Offer unacceptable to Purchaser or Radyne ComStream; or

(b) any statute, including without limitation any state anti-takeover statute, rule, regulation, order or injunction, is sought, proposed, enacted, promulgated, entered, enforced or deemed applicable or which becomes applicable or asserted to be applicable to the Offer that might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above; or

(c) any change (or any condition, event or development involving a prospective change) shall have occurred or be threatened that has or would have a reasonably likelihood of having a material Adverse Effect on the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, results of operations or prospects of Wegener or any of its subsidiaries, or we shall have become aware of any fact that has or would have a reasonable likelihood of having such an Adverse Effect or results or would have a reasonable likelihood of resulting in a Diminution in Value; or

(d) there shall have occurred (i) any general suspension of, or limitation on times or prices for, trading in securities on any national securities exchange or in the over-the-counter market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the outbreak or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, including a terrorist attack, (iv) any limitation (whether or not mandatory) by any governmental authority on, or any other event which might affect the extension of credit by banks or other lending institutions, (v) a suspension of or limitation (whether or not mandatory) on the currency exchange markets or the imposition of, or material changes in, any currency or exchange control laws in the United States or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

(e) Wegener or any subsidiary of Wegener shall have (i) issued, distributed, pledged, sold or authorized, or proposed the issuance of or sale, distribution or pledge to any person of (A) any shares of its capital stock (other than sales or issuances (in accordance with the present terms thereof) pursuant to employee stock options outstanding on the date of commencement of the Offer) of any class (including, without limitation, the Shares) or securities convertible into or exchangeable for any such shares of capital stock, or any rights, warrants or options to acquire any such shares or convertible securities or any other securities of Wegener, (B) any other securities in respect of, in lieu of or in substitution for Shares outstanding on the date of commencement of the Offer, or (C) any debt securities or any securities convertible into or exchangeable for debt securities or any rights, warrants or options entitling the holder thereof to purchase or otherwise acquire any debt securities, (ii) purchased or otherwise acquired, or proposed or offered to purchase or otherwise acquire any outstanding Shares or other securities, (iii) proposed, recommended, authorized, declared, issued or paid any dividend or distribution on any Shares or any other security, whether payable in cash, securities or other property, (iv) altered or proposed to alter any material term of any outstanding security, (v) incurred, agreed to incur or announced its intention to incur any debt other than in the ordinary course of business and consistent with past practice, (vi) authorized, recommended, proposed or publicly announced its intent to enter into any merger, consolidation, liquidation, dissolution, business combination, acquisition or disposition of assets or securities other than in the ordinary course of business, any material change in its capitalization or business operations, any release or relinquishment of any material contractual or other rights or any comparable event, or taken any action to implement any such transaction previously authorized, recommended, proposed or publicly announced or (vii) entered into any other agreement or otherwise effected any other arrangement with any other party or with its officers or other employees of Wegener that might, individually or in the aggregate, have an Adverse Effect or result in a Diminution in Value; or

(f) Wegener or any of its subsidiaries shall have amended or proposed or authorized any amendment to its Certificate of Incorporation or bylaws or similar organizational documents or we shall have learned that Wegener or any of its subsidiaries shall have proposed, adopted or recommended any such amendment which has not previously been publicly disclosed by Wegener and also set forth in filings with the SEC; or

(g) a tender or exchange offer for some portion or all of the Shares shall have been commenced or publicly proposed to be made by another person (including Wegener or its subsidiaries), or it shall have been publicly disclosed or Purchaser or Radyne ComStream shall have learned that: (i) any person (including Wegener or its subsidiaries), entity or “group” (as defined in Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire more than 5% of the Shares, or shall have been granted any option or right, conditional or otherwise, to acquire more than 5% of the Shares, other than acquisitions for bona fide arbitrage purposes and other than acquisitions by persons or groups who have publicly disclosed in a Schedule 13D or 13G (or amendments thereto on file with the SEC) such ownership on or prior to the date of commencement of the Offer; (ii) any such person, entity or group who has publicly disclosed any such ownership of more than 5% percent of the Shares prior to such date shall have acquired or proposed to acquire additional Shares constituting more than 1% of the Shares, or shall have been granted any option or right to acquire more than 1% of the Shares; (iii) any new group was, or is, formed which beneficially owns more than 5% of the outstanding Shares; (iv) any person, entity or group shall have entered into a definitive agreement or an agreement in principal or made a proposal with respect to a tender offer or exchange offer for some portion or all of the Shares or a merger, consolidation or other business combination or sale of assets (other than in the ordinary course of business) with or involving Wegener or any of its affiliates or subsidiaries; or (v) any person shall have filed a Notification and Report Form under the HSR Act or made a public announcement reflecting an intent to acquire Wegener or assets or securities of Wegener; or

(h) Wegener and Radyne ComStream shall have reached an agreement or understanding that the Offer be terminated or amended or Radyne ComStream (or one of its affiliates) shall have entered into a definitive agreement or an agreement in principle to acquire Wegener by merger or similar business combination, or purchase of Shares or assets of Wegener; or

(i) any change (or any condition, event or development involving a prospective change) shall have occurred or be threatened in the general economic, financial, currency exchange or market conditions in the United States or abroad that has or would have a reasonable likelihood of having an Adverse Effect or results or would have a reasonable likelihood of resulting in a Diminution in Value;

(j) Wegener or any of its subsidiaries shall have transferred into trust, escrow or similar arrangement any amounts required to fund any existing benefit, employment or severance agreements with any of its employees or shall have entered into or otherwise affected with its officers or any other employees any additional benefit, employment, severance or similar agreements, arrangements or plans other than in the ordinary course of business or entered into or amended any agreements, arrangements or plans so as to provide for increased benefits to such employee or employees as a result of or in connection with the transactions contemplated by the Offer or any subsequent business combination; which in our sole judgment, in each case with respect to each and every matter referred to above, makes it inadvisable to proceed with the Offer or with such acceptance for payment or payment; or

(k) Wegener or its board of directors shall have implemented, and not withdrawn or terminated, a stockholder rights plan or similar “poison pill.”

      The foregoing Offer conditions in paragraphs (a) through (k) are for the sole benefit of Purchaser and Radyne ComStream and may be asserted by Purchaser or Radyne ComStream regardless of the circumstances giving rise to any such conditions, or may be waived by Purchaser or Radyne ComStream as a whole or in part at any time and from time to time in their sole discretion. Purchaser or Radyne ComStream shall assert these Offer conditions only if they have not been in fact satisfied. The determination as to whether any condition has occurred will be in the sole judgment of Radyne ComStream and will be final and binding on all parties. The failure by Purchaser or Radyne ComStream at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right will be deemed an ongoing right, which may be asserted at any time and from time to time.

      A public announcement will be made of a material change in, or waiver of, such conditions, and the Offer may, in certain circumstances, be extended in connection with any such change or waiver. All Offer conditions, other than those conditions dependent upon the receipt of governmental approvals, must be satisfied or waived prior to expiration of the Offer.

15.	Certain Legal Matters

      General. Except as described in this Section 15, based on a review of publicly available filings made by Wegener with the SEC, and other publicly available information concerning Wegener, neither we nor Radyne ComStream is aware of any license or regulatory permit that appears to be material to the business of Wegener and its subsidiaries, taken as a whole, that might be adversely affected by our acquisition of Shares (and the indirect acquisition of the stock of Wegener’s subsidiaries) as contemplated herein or of any approval or other action by any governmental entity that would be required or desirable for our acquisition or ownership of Shares as contemplated herein. Should any such approval or other action be required or desirable, we currently contemplate that such approval or other action will be sought, except as described below.

      While (except as otherwise expressly described in this Section 15) we do not currently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to Wegener’s business or that certain parts of Wegener’s business might not have to be disposed of if such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, we could decline to accept for payment or pay for any Shares tendered. See Section 14 — “Conditions to the Offer” for a description of certain conditions to the Offer.

      Certificate of Incorporation, Bylaws, and Statutory Issues. Certain terms of Wegener’s Certificate of Incorporation, Bylaws, and Section 203 of the DGCL may affect Radyne ComStream’s ability to obtain control of Wegener and cause the consummation of a subsequent merger or business combination. We can give no assurance that any subsequent merger will be consummated or if eventually consummated what the timing of a such a transaction would be.

•	Classified Board. Unless a subsequent merger is consummated pursuant to a short-form merger, pursuant to Section 253 of the DGCL as discussed above in Section 12 — “Purpose and Reasons for the Offer; Merger; Appraisal Rights; and Plans for Wegener,” approval by Wegener’s board of directors will be required under the DGCL to effect a subsequent merger under Section 251 of the DGCL as discussed in Section 12 — “Purpose and Reasons for the Offer; Merger; Appraisal Rights; and Plans for Wegener.” If Wegener’s board of directors in office at the time of the consummation of the Offer were to refuse to approve a subsequent merger (or any transaction or corporate action proposed by Radyne ComStream that required the approval of Wegener’s board), Radyne ComStream, in order to consummate such transaction or cause Wegener to take such action, would have to replace at least a majority of Wegener’s board with its own designees. Certain provisions of Wegener’s Certificate of Incorporation and bylaws could prevent Radyne ComStream from replacing or electing a majority of Wegener’s board for up to two years.

Wegener’s board of directors is classified and comprised of five individuals. It is currently divided into three classes, with each class holding office for staggered three-year terms. Under Delaware law, a classified director may not be removed from office “without cause,” unless the certificate of incorporation specifically provides that classified directors may be removed without cause. Because Wegener’s Certificate of Incorporation does not provide for removal without cause, members of the board continue to serve unless and until they die, resign or fail to be elected at an annual meeting of stockholders. As a result of the board classification, at least two annual meetings of Wegener’s stockholders, absent the directors’ removal for cause or their earlier death or resignations or other action is taken, would be required to elect new directors comprising a majority of Wegener’s board who could approve a subsequent merger.

•	Supermajority Provision. Wegener’s charter contains a supermajority provision which requires that a merger or other specified transaction with a “5% beneficial owner” (broadly defined) of Wegener’s stock must be approved by the vote of 80% or more of the outstanding voting shares unless the transaction is approved by a majority of the members of Wegener’s board who were already directors at the time such 5% owner became a 5% owner; or is solely between Wegener and a wholly owned subsidiary of Wegener.

•	Section 203 Of The Delaware General Corporation Law. In general, Section 203 of the DGCL is an anti-takeover statute that prevents an “Interested Stockholder” (defined generally as a person with 15% or more of a corporation’s outstanding voting stock) of a Delaware corporation from engaging in a “Business Combination” (defined as a variety of transactions, including mergers) with such corporation for three years following the date such person became an Interested Stockholder unless (i) before such person became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction which resulted in such person becoming an Interested Stockholder; (ii) upon consummation of the transaction which resulted in such person becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock ownership plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) following the transaction in which such person became an Interested Stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

Section 203 provides that during such three-year period the corporation may not merge or consolidate with an Interested Stockholder or any affiliate or associate thereof, and also may not engage in certain other transactions with an Interested Stockholder or any affiliate or associate thereof, including without limitation, (i) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets (except proportionately as a stockholder of the corporation) having an aggregate market value equal to 10% or more of the aggregate market value of all assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of a corporation; (ii) any transaction which results in the issuance or transfer by the corporation or by certain subsidiaries thereof of any stock of the corporation or such subsidiaries to the Interested Stockholder, except pursuant to a transaction which effects a pro rata distribution to all stockholders of the corporation; (iii) any transaction involving the corporation or certain subsidiaries thereof which has the effect of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation or any such subsidiary which is owned directly or indirectly by the Interested Stockholder (except as a result of immaterial changes due to fractional share adjustments); or (iv) any receipt by the Interested Stockholder of the benefit (except proportionately as a stockholder of such corporation) of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

A Delaware corporation may elect not to be covered by Section 203 in its original certificate of incorporation or through an amendment to its certificate of incorporation or bylaws approved by its stockholders. An amendment electing not to be governed by the Section 203 is not effective until 12 months after the adoption of such amendment and does not apply to any business combination between a Delaware corporation and any person who became an interested stockholder of such corporation on or prior to such adoption.

Neither Wegener’s Certificate of Incorporation nor its bylaws excludes Wegener from the coverage of Section 203. Unless Radyne ComStream is able to comply with Section 203’s requirements for approval of the Offer and a subsequent merger, then upon consummation of the Offer, Radyne ComStream will be deemed to be an “interested stockholder” for purposes of Section 203 and Section 203 will prohibit consummation of any subsequent merger for a period of three years following consummation of the Offer.

•	State Takeover Laws. A number of states have adopted laws and regulations applicable to offers to acquire securities of corporations which are incorporated in such states and/or which have substantial assets, stockholders, principal executive offices or principal places of business therein. In Edgar v. MITE Corporation, the Supreme Court of the United States held that the Illinois Business Takeover Statute, which made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and was therefore unconstitutional. In CTS Corporation v. Dynamics Corporation of America, the Supreme Court held that as a matter of corporate law, and in particular, those laws concerning corporate governance, a state may constitutionally disqualify an acquiror of “Control Shares” (ones representing ownership in excess of certain voting power thresholds e.g. 20%, 33% or 50%) of a corporation incorporated in its state and meeting certain other jurisdictional requirements from exercising voting power with respect to those shares without the approval of a majority of the disinterested stockholders.

We do not believe that any state takeover laws purport to apply to the Offer or any subsequent merger between Radyne ComStream (or any of its affiliates) and Wegener. Radyne ComStream has not currently complied with any state takeover statute or regulation. We reserve the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or a subsequent merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or a subsequent merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or a subsequent merger and if an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or a subsequent merger, Radyne ComStream (or any of its affiliates) might be required to file certain information with, or to receive approvals from, the relevant state authorities, and we might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or a subsequent merger. In such case, we may not be obliged to accept for payment or pay for any Shares tendered pursuant to the Offer. Please see Section 10 — “Conditions to the Offer.”

•	Rule 13e-3. The SEC has adopted Rule 13e-3 under the Exchange Act of 1934, as amended, which is applicable to certain “going private” transactions and which may under certain circumstances be applicable to a subsequent merger or another business combination following the purchase of Shares pursuant to the Offer. If for any reason, Radyne ComStream is unable to consummate a subsequent merger within one year following consummation of the Offer in which stockholders who did not tender their Shares in the Offer would receive the same price per Share as paid in the Offer, Rule 13e-3 would be applicable. In such a case, Rule 13e-3 would require, among other things, that certain financial information concerning Wegener, and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such a transaction, be filed with the SEC and disclosed to minority stockholders prior to consummation of the transaction.

•	Antitrust Laws. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1936 (as amended, the “HSR Act”), and the rules and regulations that have been promulgated thereunder by the Federal Trade Commission (the “FTC”), certain acquisition transactions may not be consummated until certain information and documentary material have been furnished for review by the Antitrust Division of the Department of Justice and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is not a reportable transaction under the HSR Act.

16.     Fees and Expenses

      Radyne ComStream has retained Georgeson Shareholder Communications, Inc. to act as the Information Agent and Continental Stock Transfer & Trust Company as the Depositary in connection with the Offer. As Information Agent and Depositary, both of these entities will receive reasonable and customary compensation for its services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities and expenses under the U.S. federal securities laws.

      Except as set forth above, neither we nor Radyne ComStream will pay any fees or commissions to any broker, dealer or other person in connection with the solicitation of tenders of Shares pursuant to the Offer. We will reimburse brokers, dealers, commercial banks and trust companies on request for reasonable, necessary and customary mailing and handling expenses incurred by them in forwarding material to their clients.

17.     Miscellaneous

      The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. We are not aware of any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. To the extent we become aware of any state law that would limit the class of offerees in the Offer, we will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to holders of Shares prior to the expiration of the Offer.

      NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER OR RADYNE COMSTREAM NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

      Purchaser and Radyne ComStream have filed with the SEC the Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Schedule and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in Section 8 — “Certain Information Concerning Wegener.” Such material will not be available at the regional offices of the SEC.

WC Acquisition Corp.

April 23, 2003

SCHEDULE I

EXECUTIVE OFFICERS AND DIRECTORS OF

RADYNE COMSTREAM, PURCHASER AND ST

      1.     Executive Officers and Directors of Radyne ComStream. The following table sets forth the name, position, principal occupation, citizenship, and five-year employment histories of each executive officer and director of Radyne ComStream. The business address of each such person is 13138 East Elwood Street, Phoenix, Arizona, 85034 and the business telephone number of each such person is (602) 437-9620.

Name	Position	Additional Information

Robert C. Fitting	Chief Executive Officer and Director	Mr. Fitting, a United States citizen, has been a Director since March 1995 and has served as our Chief Executive Officer since October 1998 and was its President from February 1995 until March 28, 2000. He became a Director in March 1995.
Brian Duggan	President and Chief Operating Officer	Mr. Duggan, a United States citizen, was promoted to President and Chief Operating Officer on March 28, 2000. Mr. Duggan had served as Vice President of Sales and Marketing since December 1998. In that capacity, Mr. Duggan handled global sales and marketing efforts for our complete equipment line, with all regional sales offices reporting directly to him. Prior to this appointment, Mr. Duggan served as Director of Worldwide Sales for ComStream Corporation.
Steve Eymann	Executive Vice President	Mr. Eymann, a United States citizen, has been Chief Technical Officer since October 1998 and has been our Executive Vice President since February 1995. In this capacity, he is responsible for overseeing all technology-related developments and operations.
Richard P. Johnson	Vice President and Chief Financial Officer	Mr. Johnson, a United States citizen, became our Vice President of Finance and Chief Financial Officer effective on January 31, 2003. From July 1997 until January 2003, Mr. Johnson was a co-founder and Chief Executive Officer of Pyloma, Inc., a developer of technology for optical network components, and Quality Electro-optical Devices LLC, a developer and manufacturer of lasers and other electro-optical devices.
Garry D. Kline	Vice President, Corporate Controller and Assistant Secretary	Mr. Kline, a United States citizen, has been Vice President, Corporate Controller and Assistant Secretary since March 2003. From July 1997 until March 2003, Mr. Kline served as Vice President of Finance and Chief Financial Officer.
Lim Ming Seong	Chairman of the Board	Lim Ming Seong, a citizen of Singapore, has been a Director and Chairman of the Board since August 12, 1996 and is chairman of its Compensation Committee. He is a Chairman of Stetsys Pte Ltd (“ST”). He sits on the boards of several ST related and publicly listed companies such as ST Assembly Test Services Ltd, and Chartered Semiconductor Manufacturing Ltd, where he is their Deputy Chairman, and CSE Systems & Engineering Ltd., where he is its Chairman. He has been a Corporate Advisor of Singapore Technologies Pte Ltd., the parent of ST since February 2002.

Name	Position	Additional Information

Lee Yip Loi	Director	Lee Yip Loi, a citizen of Singapore, has been a Director since August 12, 1996 and is a member of the Audit Committee and the Compensation Committee of the Board. He was Regional Director (America) of Singapore Technologies Pte Ltd from March 1994 until December 1998, and from May 1990 to January 1997, he was President of its affiliate, Metheus Corporation. Mr. Lee is currently president and director of WhiteRock[2] Management (USA) Inc., and Stetsys US Inc. He is also a director of ST, WhiteRock Investments III Ltd, and WhiteRock[2] Management Ltd.
Dennis W. Elliott	Director	Mr. Elliott, a United States citizen, has been a Director since October 6, 1998 and is the chairman of the Audit and a member of the Compensation Committee of the Board. He is the President of Elliott Communications Co., a technology/marketing consulting concern involved in advising companies on strategy and developing operating ventures in telecommunications, data networking, digital television/ HDTV and multimedia. He has also held executive positions at Pacific Telecom, Inc., RCA American Communications (now SES Americom) and RCA Global Communications.
Tang Kum Chuen	Director	Tang Kum Chuen, a citizen of Singapore, has been a Director since June 15, 1999. Since January 1999, Mr. Tang has been the Senior Vice President and General Manager of Agilis Communication Technologies Pte Ltd, a member of the Singapore Technologies Pte. Ltd (STPL) group of companies. He is also currently a director of Interactive Visual Simulation Laboratory Pte. Ltd. and Chairman of Sentry Technologies Pte. Ltd., both of which are STPL related companies in Singapore. From July 1997 until December 1998, he was the Deputy General Manager of CET Technologies Pte Ltd.
Dr. C.J. Waylan	Director	Dr. Waylan, a United States citizen, has been a director since February 15, 2000 and is a member of the Audit and Compensation Committees of the Board. He is currently a telecommunications and business advisor to startup ventures, mature companies initiating new business strategies and early stage investment firms. From September 1997 to August 2000, he was the President and Chief Executive Officer of Constellation Communications, Inc. (CCI).

      2.     Executive Officers and Directors of Purchaser. The following table sets forth the name and position of each executive officer and director of WC Acquisition Corp. The business address, principal occupation, five-year employment histories and citizenship of each such person is set forth above.

Name	Position

Robert C. Fitting	President and Director
Richard P. Johnson	Treasurer, Secretary and Director

      3.     Directors of ST. The following table sets forth the name, position, principal occupation and five-year employment histories of each director of Stetsys Pte, Ltd. Each such person is a citizen of Singapore. ST does not have executive officers. The business address of each of the persons listed below is 1 Cuppage Road # 09-01, Singapore 229469 and the business telephone number of each such person is (65) 6722 1688.

Name	Position	Additional Information

Lim Ming Seong	Chairman of the Board	Lim Ming Seong has been a Director and Chairman of ST since January 24, 1997. He sits on the boards of several ST related and publicly listed companies such as Radyne ComStream Inc., where he is their Chairman, ST Assembly Test Services Ltd, and Chartered Semiconductor Manufacturing Ltd, where he is their Deputy Chairman, and CSE Systems & Engineering Ltd., where he is its Chairman. He has been a Corporate Advisor of Singapore Technologies Pte Ltd., the parent of ST since February 2002.
Lee Yip Loi	Director	Lee Yip Loi has been a Director of ST since December 23, 1996. He currently sits on the board of Radyne ComStream Inc. He was Regional Director (America) of Singapore Technologies Pte Ltd from March 1994 until December 1998, and from May 1990 to January 1997, he was President of its affiliate, Metheus Corporation. Mr. Lee is currently president and director of WhiteRock[2] Management (USA) Inc., and Stetsys US Inc. He is also a director of ST, WhiteRock Investments III Ltd, and WhiteRock2 Management Ltd.
Chan Wee Piak	Director	Chan Wee Piak has been a Director of ST since March 25, 1998. He is presently CEO of Amplus Communications (a Singapore company unrelated to ST) and has been since 1999. Prior to that, he was General Manager of Agilis Communication Technologies Pte Ltd, a member of the STPL group of companies.
Goh Boon Seong	Director	Goh Boon Seong has been a Director of ST since December 4, 1996. He is presently Managing Director of WhiteRock Partners Pte Ltd. And has served in that roll since 1999. Prior to that he was an executive office (Director Corporate Development) with Singapore Technologies Pte Ltd.
Gan Chee Yen	Director	Gan Chee Yen has been a Director of ST since March 25, 1998. Currently he is an executive officer (Director of Finance) with STPL and has been since 2002. Prior to that, he was Group Financial Controller since September 1996.

ANNEX A

SECTION 262 OF DELAWARE GENERAL CORPORATION LAW

      § 262 Appraisal Rights.

      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

      (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

      (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

      (d) Appraisal rights shall be perfected as follows:

      (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

      (2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of a subsequent merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of a subsequent merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon a subsequent merger or consolidation. Within 120 days after the effective date of a subsequent merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving a subsequent merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of a subsequent merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

      The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of Wegener or such stockholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

The Depositary for the Offer is:

Continental Stock Transfer & Trust Company

By Mail: 17 Battery Place 8th Floor New York, NY 10004 Attention: Reorganization Department	By Facsimile Transmission: (For Eligible Institutions Only) (212) 616-7610 For Confirmation Telephone: (212) 509-4000 ext. 536	By Hand or Overnight Courier: 17 Battery Place 8th Floor New York, NY 10004 Attention: Reorganization Department

      DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA A FACSIMILE TO A NUMBER OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

      Questions and requests for assistance may be directed to the Information Agent at its address set forth below. Additional copies of the Offer to Purchase, this Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

GEORGESON SHAREHOLDER COMMUNICATIONS INC.

17 STATE STREET, 10TH FLOOR
NEW YORK, NEW YORK 10004
BANKS AND BROKERS CALL: (212) 440-9800
ALL OTHERS CALL TOLL FREE: (866) 203-9357